Exhibit 10.9

Privileged and Confidential

DATED  December 22, 2010

BRASPETRO OIL SERVICES COMPANY - BRASOIL
as Option Holder

and

GOLAR SPIRIT UK LTD.
as Lessee

and

SOVEREIGN FREEZE LIMITED

(to be re-named GOLAR FREEZE LIMITED)
as Owner

and

SANTANDER ASSET FINANCE PLC
as Second Mortgagee

and

GOLAR LNG LIMITED
as Lessee Parent

and

NORDEA BANK NORGE ASA
as Security Agent

OPTION AGREEMENT

m.v. “GOLAR SPIRIT”

TABLE OF CONTENTS

1.	Definitions	2
2.	Grant of Option	9
3.	Option Price	10
4.	Exercise of Option	11
5.	Inspections	12
6.	Notices, Time and Place Of Delivery	12
7.	Spares and Bunkers	13
8.	Documentation	13
9.	Other Obligations	15
10.	Standstill Obligations	15
11.	Representations and Warranties	18
12.	Condition on Delivery	19
13.	Name/Markings	20
14.	Buyer’s Representatives	20
15.	Lessee Parent Guarantee	20
16.	Relationship of Parties	22
17.	Notices	22
18.	Governing Law	23
19.	Confidentiality	25
20.	Miscellaneous	25
SCHEDULE I DESCRIPTION OF VESSEL		29
SCHEDULE II FORM OF OPTION NOTICE		30
SCHEDULE III OPTION PRICE		32
SCHEDULE IV PROTOCOL OF DELIVERY AND ACCEPTANCE		33
SCHEDULE V TRANSACTION DOCUMENTS		34
SCHEDULE VI LESSEE GROUP		38
SCHEDULE VII NOTICE OF ASSIGNMENT		39
SCHEDULE VIII ACKNOWLEDGEMENT		40

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) dated this 22nd day of December 2010, executed as a deed, is made by and between:

(1)                                  BRASPETRO OIL SERVICES COMPANY - BRASOIL, a company incorporated in the Cayman Islands whose registered office is at 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands (“Option Holder”);

(2)                                  GOLAR SPIRIT UK LIMITED, a company incorporated in England and Wales whose registered office is at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB (“Lessee”);

(3)                                  SOVEREIGN FREEZE LIMITED (to be renamed GOLAR FREEZE LIMITED), a company incorporated in Bermuda whose registered office is at Par-la-Ville Place, Second Floor, 14 Par-La-Ville Road, Hamilton HM08, Bermuda (“Owner”);

(4)                                  GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at Par-la-Ville Place, Second Floor, 14 Par-La-Ville Road, Hamilton HM08, Bermuda (“Lessee Parent”);

(5)                                  NORDEA BANK NORGE ASA, a company incorporated in Norway whose registered office is at PO Box 1166, Sentrum, 0107 Oslo, Norway in its capacity as security agent for and on behalf of the Banks (“Security Agent”); and

(6)                                  SANTANDER ASSET FINANCE PLC, a company incorporated in England and Wales whose registered office is at Carlton Park, Narborough, Leicester LE19 0AL (“Second Mortgagee”);

Option Holder, Lessee, Owner, Lessee Parent, Security Agent and Second Mortgagee are herein each individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS Owner is the registered owner of the Vessel on the date hereof;

WHEREAS pursuant to the Lease, Owner has agreed to lease the Vessel to Lessee and Lessee has agreed to lease the Vessel from Owner on the terms and conditions contained in the Lease;

WHEREAS clause 3.3 of the Lease provides that Lessee may terminate the Lease Period at any time on the terms set out therein, clause 3.4 of the Lease provides that in specified circumstances, including following a notice to terminate the Lease Period in accordance with clause 3.3 of the Lease, the Owner shall sell the Vessel and clause 3.6 of the Lease provides that the Lessee is appointed by the Owner as its sales agent for the purpose of negotiating a sale of the Vessel on the terms specified in that clause;

WHEREAS pursuant to the Loan Agreement, Owner has granted the First Mortgage in favour of the Security Agent;

WHEREAS pursuant to the Security Agreement, Owner has granted the Second Mortgage in favour of Second Mortgagee;

WHEREAS Option Holder wishes to have, and Lessee wishes to grant to Option Holder, an Option in respect of the Vessel during the Option Period on the terms and conditions contained herein;

WHEREAS Lessee Parent is the parent of Lessee; and

WHEREAS the Parties intend that this Agreement shall control the rights and obligations of the Parties under the Applicable Agreements and any other agreements between any of the Parties in relation to the transfer of title to the Vessel from the Applicable Owner to the Buyer as contemplated by this Agreement.

NOW, THEREFORE the Parties agree as follows:

1.                                       Definitions

1.1                                 Each of the following capitalised terms shall, for all purposes of this Agreement, have the respective meaning set forth below.

“Additional Request” has the meaning set forth in Clause 8.4.

“Affiliate” means, with respect to any Party, a Person that controls, is controlled by, or is under common control with, such Party. For purposes of this definition, the term “control” means the beneficial ownership of fifty percent (50%) or more of the voting shares of a company or other entity or of the equivalent rights to determine the decisions of such a company or other entity.

“Applicable Agreements” means, without duplication, each of the Existing Agreements, Relevant Documents, Relevant Bank Documents, Banks’ Security Documents and the Second Security Documents and each other agreement entered into between one or more of the Parties in relation to the sale or transfer of title to the Vessel.

“Applicable Owner” means (i) Owner or (ii) any other Party to the extent it is the legal owner of the Vessel at any time during the Option Period.

“Banks’ Security Documents” has the meaning given to such term in the Loan Agreement.

“Borrower” means Golar LNG Partners L.P., a limited partnership incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 960960.

“Buyer” means Option Holder or any other Person nominated by Option Holder in the Option Notice (but excluding any entity referred to in clauses 3.6.1(a) and (b) of the Lease).

“Charter” means the Time Charter Party in respect of the Vessel between Lessee (as “Owner” thereunder) and Charterer dated 4 September 2007.

“Charterer” means Petróleo Brasiliero S.A.

“Charter Documents” means the Charter and the OSA.

“Classification Society” or “Class” means the Society referred to in Schedule I or equivalent of any International Association of Classification Societies (IACS) member.

“Completion Date” has the meaning set forth in Clause 6.2.

“Confidential Information” means the terms and conditions of this Agreement and the Charter Documents and any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with this Agreement, or the Charter Documents that are disclosed directly or indirectly by or on behalf of the disclosing party or any of its representatives or agents (the “Disclosing Party”) to the receiving party or any of its representatives or agents (the “Receiving Party”), whether such information is disclosed orally or in writing.

“Contractor” means Golar Serviços de Operaçâo de Embarcaôes Ltda.

“Customer” means Petróleo Brasiliero S.A.

“Damages” means collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, penalties, actions, suits, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs and expenses) but excluding loss of future profits.

“Delivery Date” means 21 August 2008, the date on which the Vessel was accepted from Lessee by Charterer under the Charter, as evidenced by the execution of a certificate of acceptance by such parties pursuant to the Charter.

“Delta Amount” means the amount, if any, in United States Dollars by which the Required Amount exceeds the Option Price (which amount, if a negative number, shall be deemed to be zero).

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect).

“Enforcement Event” means the occurrence of any event that would permit any of the Parties (other than Option Holder or Buyer) to exercise any Enforcement Rights.

“Enforcement Rights” means any right of any Party (other than Option Holder or Buyer) under any Applicable Agreement which, if exercised, would prohibit or otherwise prevent (i) Option Holder (or Buyer) from exercising its rights under this Agreement or (ii) Applicable Owner from transferring all its right, title and interest in the Vessel to Buyer or (iii) the Sales Agent from arranging and directing the sale of the Vessel by Applicable Owner to Buyer or (iv) Lessee (or any other authorised Person) from delivering the Vessel to Buyer, in each case, as contemplated by this Agreement and the Option Notice;

“Existing Agreements” means each of the agreements (other than this Agreement, the Charter and OSA) referred to in the recitals of this Agreement.

“Fee” means the fee paid by Customer to Contractor for operating the Vessel under the OSA.

“First Mortgage” means the first preferred Marshall Islands mortgage on the Vessel executed by Owner in favour of Security Agent on 22 December 2010.

“Hire” means the hire paid by Charterer to Lessee for hire of the Vessel under the Charter.

“Initial Charter Period” means a period of ten (10) years commencing on the Delivery Date.

“Lease” means the lease agreement dated 8 April 2003 as amended by a supplemental letter dated 31 March 2005, a lease novation agreement dated 29 March 2006, a supplemental agreement dated 27 June 2008, a supplemental agreement dated 12 November 2008, a supplemental letter dated 9 November 2009 and an assignment and assumption agreement dated 16 August 2010 made between Owner and Lessee pursuant to which Owner has agreed to lease the Vessel to Lessee for an initial period of 20 years and otherwise on the terms and conditions contained in the Lease.

“Lease Documents” has the meaning given to such term in the Lease.

“Lease Period” means the period during which the Lessee shall be entitled to the possession and use of the Vessel in accordance with the Lease.

“Lessee Group” means:

(a)                                  for the purposes of Clause 11.1(i) and Schedule V, Lessee and all companies who directly own any shares in Lessee or in any such direct or indirect shareholder of the Lessee up to and including Lessee Parent; and

(b)                                 for the purposes of the definition of Relevant Party, together Lessee Parent and each of its Subsidiaries from time to time.

“Lessee’s Flag State” means the flag state in which the Vessel is registered in the name of Applicable Owner.

“Loan Agreement” means the loan agreement dated 29 September 2008 as amended by side letters dated on or about 12 November 2008 and 9 November 2009 and a first supplemental deed dated 16 August 2010 and a second supplemental deed dated 22 December 2010 made between, inter alios, the Borrower, the banks listed therein as lenders (the “Banks”) and the Security Agent, the Banks agreed to make a loan of up to $285,000,000 available to the Borrower on the terms and conditions contained in the Loan Agreement.

“Mandatory Prepayment Event” means any of the events or circumstances described in clause 26.2 of the Lease.

“Notice of Readiness” means the notice provided by Lessee to Buyer that the Vessel is at the Place of Delivery and available to be taken over by Buyer.

“Option” has the meaning set forth in Clause 2.1.

“Option Date” has the meaning set forth in Clause 4.1.

“Option Notice” means that certain notice that the Option Holder may give to Lessee (with a copy to Applicable Owner) to notify Lessee that Option Holder wishes to exercise the Option, delivered in accordance with Clause 4.1 and in the form attached hereto as Schedule II.  For the avoidance of doubt, the Option Notice shall specify the time, date and place of delivery of the Vessel to Buyer under this Agreement.

“Option Period” has the meaning set forth in Clause 2.2.

“Option Price” has the meaning set forth in Clause 3.1.

“OSA” means and the Operation and Services Agreement dated 4 September 2007 between Contractor and Customer in respect of the operation and services to be provided to the Vessel.

“Other Ship” means m.v. “METHANE PRINCESS”.

“Owner Group” means the group of companies from time to time comprising Lessee Parent and all of its Subsidiaries.

“Owner’s Encumbrance” means any Encumbrance which arises or is created solely as a result of:

(a)                                  any obligation of the Owner or a member of the Owner Group or any claim against or affecting the Lessor or a member of the Owner Group (other than (except for the purposes of clauses 3.6.3 and 21 of the Lease) a claim for or obligation in respect of Taxes or a claim or obligation in respect of which the liability to pay the same, or the amount of the same, is then being disputed by the Owner or a member of the Owner Group in good faith and which will not cause any interference to the use, possession and quiet enjoyment of the Vessel by the Lessee during the Lease Period), in each case, that is not related to, or does not arise directly or indirectly as a result of, the transactions contemplated by the Lease or any of the other Transaction Documents including, without limitation, any Encumbrance which arises as a result of the operation of any vessel (other than the Vessel and the Other Ship) of which any member of the Owner Group is the owner or a disponent owner;

(b)                                 any Taxes imposed upon the Owner or a member of the Owner Group which are not required to be indemnified against by the Lessee or by any other person under the Lease or under any of the other Transaction Documents (other than (except for the purposes of clauses 3.6.3 and 21 of the Lease) Taxes in respect of which the liability to pay the same, or the amount of the same, is being disputed by the Owner or a member of the Owner Group in good faith and which will not cause any interference to the use, possession and quiet enjoyment of the Vessel by the Lessee during the Lease Period);

(c)                                  any act or omission of the Owner or a member of the Owner Group that is not related to, or does not arise directly as a result of, the transactions contemplated by the Lease or any of the other Transaction Documents;

(d)                                 any act or omission of the Owner or a member of the Owner Group constituting a breach by the Lessor of its express obligations under the Lease or any of the other Transaction Documents; or

(e)                                  any act or omission of the Owner which constitutes the gross negligence or wilful misconduct of the Owner.

“Permitted Encumbrances” means:

(a)                        liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(b)                       liens for salvage;

(c)                        liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel;

(d)                       liens or encumbrances created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Lessee is actively prosecuting or defending such proceedings or arbitration in good faith;

(e)                        liens or encumbrances arising by operation of law in respect of taxes which are not overdue for payment,

provided that such liens do not secure amounts more than twenty (20) days’ overdue (unless the overdue amount is being contested in good faith by appropriate steps and, for the payment of which, adequate reserves have been made) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, the Vessel.

“Person” means any individual, firm, corporation, stock company, limited liability company, trust, partnership, association, joint venture or other business.

“Place of Delivery” has the meaning set forth in Clause 4.1(c).

“Protocol of Delivery and Acceptance” means that Protocol of Delivery and Acceptance attached as Schedule IV.

“QEA” means, together, the quiet enjoyment agreements each dated on or about the date of this Agreement between Lessee, Contractor, Charterer, Customer and each of Owner, Security Agent and Second Mortgagee, pursuant to which such parties agree to regulate their respective rights in and to the Vessel.

“Relevant Bank Documents” has the meaning given to such term in the Lease.

“Relevant Date” has the meaning set forth in Clause 10.1.

“Relevant Documents” has the meaning given to such term in the Lease.

“Relevant Event” means any Termination Event or any Mandatory Prepayment Event or any event which after the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute a Termination Event or a Mandatory Prepayment Event.

“Relevant Party” means any of the Lessee, the Lessee Parent, Golar Management Limited or any other party which is a member of the Lessee Group (as defined in the Lease) who is a party to any of the other Relevant Documents.

“Required Amount” means, as at the Completion Date, the minimum amount in United States Dollars for which the Vessel is required to be sold or contracted to be sold on a sale pursuant to the Lease.

“Sales Agent” means, as applicable from time to time, any of the following Persons (a) Lessee, to the extent and for such time that Lessee is appointed as the sales agent by any Party in respect of the sale of the Vessel, (b) Owner, to the extent and at such time that Owner is granted (or otherwise has) the right to sell or arrange the sale of the Vessel and (c) any Person replacing any of the Persons named in (a) and (b) above, in each case, as contemplated pursuant to any Applicable Agreement (including without limitation, clause 3 of the Lease).

“Second Mortgage” means the second preferred Marshall Islands mortgage on the Vessel executed by Owner in favour of Second Mortgagee on 22 December 2010 2010.

“Second Security Documents” means the Security Agreement, the Second Mortgage and a second priority assignment of insurances in respect of the Vessel executed by Owner in favour of Second Mortgagee;

“Security Agreement” means the agreement dated 19 October 2010 made between, inter alia, the Owner and the Second Mortgagee in relation to security to be provided to the Second Mortgagee (including the Second Mortgage) as security for certain contingent liabilities owing to the Security Mortgagee in connection with the purchase of the Owner by a Subsidiary of the Lessee Parent.

“Security Rights” means any and all rights or powers of the Security Agent or the Second Mortgagee under the Applicable Agreements or the QEA (including, without limitation, the Step-in Rights (as defined in the QEA)) to take actual or constructive possession of the Vessel or to effect a change of management of the Vessel.

“Standstill Period” has the meaning set forth in Clause 10.2.

“Subsidiary” of any person means:

(a)                                  in respect of a person incorporated outside England and Wales means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management whether by contract or otherwise; and

(b)                                 in respect of a person incorporated in England and Wales, a subsidiary within the meaning of section 736 Companies Act 1985.

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges in the nature of a tax including, without limitation, corporation, capital gains, income, gross receipts, franchise, transfer, sales, use, business, occupation, transaction, purchase, value added, excise, personal property, real property, stamp, documentary, national insurance or other taxes at the rate applicable for the time being imposed by any national or local taxing or fiscal authority or any other agency or government, together with interest thereon and penalties in respect thereof.

“Termination Event” means any of the events or circumstances described in clause 26.1 of the Lease.

“Third Party” has the meaning set forth in Clause 10.6.

“Transaction Documents” has the meaning given to such term in the Lease.

“United States Dollars” or “$” means the lawful currency of the United States of America.

“Vessel” means the vessel more particularly described in Schedule I, including with respect thereto, all spares, bunkers, tools, stores and other equipment including all radio and navigational equipment whether on board or ashore.

1.2           Interpretation

(a)                                  Terms used in this Agreement but defined in (or incorporated by reference into) the Lease (as indicated above) are references to such terms as defined (or incorporated by reference into) the Lease as of the date hereof or as otherwise amended after the date hereof with (for the purposes of this Agreement only) the prior written consent of Option Holder.

(b)                                 Unless the context otherwise requires, a reference to the singular shall include a reference to the plural and vice-versa, and a reference to any gender shall include a reference to the other gender.

(c)                                  The Schedules attached hereto shall form part of this Agreement and in the event of any conflict between the body of this Agreement and its Schedules, the body shall prevail.  Unless the context otherwise requires, a reference to the preamble, any clause, schedule or article shall be to the preamble, a Clause, Schedule or Article (forming part of a Schedule) of this Agreement.

(d)                                 The headings of the Clauses and Schedules in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(e)                                  The words ‘include’ or ‘including’ shall be deemed to be followed by ‘without limitation’ or ‘but not limited to’ whether or not they are followed by such words.

(f)                                    Any reference to a ‘day’ shall be construed as a reference to a calendar day and any reference to the calendar shall be construed as reference to the Gregorian calendar.

(g)                                 Any reference in this Agreement to this Agreement, any Applicable Agreement or any other agreement or document shall be a reference to this Agreement, such Applicable Agreement or such other agreement or document as from time to time amended, supplemented or novated to the date hereof.

2.                                       Grant of Option

2.1                                 Lessee hereby grants to Option Holder the right to nominate a Buyer to purchase the Vessel on the terms and conditions set forth herein (the “Option”).

2.2                                 The Option may be exercised by Option Holder in the manner set forth in Clause 4.1. at any time during the period commencing on the day immediately following the second (2nd) anniversary of the Delivery Date and ending on the last day of the Initial Charter Period or, if earlier, the date on which the Charter is terminated for any reason (the “Option Period”).

2.3                                 Upon receipt of the Option Notice:

(a)                                  Lessee shall give notice to Owner to terminate the Lease Period in accordance with clause 3.3.1 of the Lease and notifying the relevant Applicable Owner and Security Agent and Second Mortgagee (if applicable) that the Option has been exercised;

(b)                                 Lessee as Sales Agent shall use its sales agency or other rights to arrange a sale of the Vessel to Buyer on the terms set out in the applicable Lease Document (unless otherwise expressly provided in this Agreement);

(c)                                  Security Agent (as assignee of the Lessee’s sales agency rights) shall not take any step to prevent or interfere with the sale of the Vessel to Buyer as required pursuant to this Agreement and the Option Notice unless permitted to do so under the QEA;

(d)                                 Lessee (or Applicable Owner if it has possession of the Vessel) shall deliver the Vessel to Buyer as required pursuant to this Agreement and the Option Notice; and

(e)                                  Buyer shall purchase, assume and take title to the Vessel in accordance with the provisions of this Agreement and the Option Notice (and, as between Buyer and Applicable Owner only, with clause 3.6.3(a) of the Lease).

2.4                                 Applicable Owner confirms the appointments contained in the relevant Applicable Agreements of the Sales Agent to act as its sole and exclusive sales agent for purposes of arranging and transferring all Applicable Owner’s right, title and interest in and to the Vessel to Buyer as contemplated pursuant to this Agreement and confirms that each such appointment is irrevocable (other than, in relation to the Lessee, following the termination of the Lease Period on the grounds of the occurrence of a Termination Event).

2.5                                 Upon exercise of the Option, Applicable Owner and Buyer shall complete the sale of the Vessel in accordance with the terms of this Agreement and with clause 3.6.3(a) of the Lease.

3.                                       Option Price

3.1                                The option price (the “Option Price”) for the Vessel shall be:

(a)                                  where the Completion Date occurs on any of second (2nd) through tenth (10th) anniversaries of the Delivery Date, the amount set forth next to such date in Schedule III; and

(b)                                 for any other date in between the second (2nd) and tenth (10th) anniversaries of the Delivery Date, the amount determined in accordance with the following formula:

*****

Where, at any point in time:

*****

The currency of the Option Price is United States Dollars.

3.2                                 If the Option Price is less than the Required Amount, Lessee shall pay the Delta Amount to Option Holder on or before the Completion Date.

3.3                                 Simultaneously with delivery of the Vessel and the documents referred to in Clauses 8.1 and 8.2 to Buyer in accordance with the provisions of this Agreement and the duly completed and executed Option Notice, Buyer and/or Option Holder shall remit to Applicable Owner the Option Price or, if the Option Price is less than the Required Amount, the Required Amount (subject to Clause 3.6), in immediately available funds and free of bank charges, to an account in the name of the Applicable Owner having either account number ***** or account number *****, in each case with sort code 40-48-78 and held with Nordea Bank Finland plc of 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB (the applicable account number to be notified to Lessee by Applicable Owner no less than ten (10) days prior to delivery of the Vessel).

3.4                                 Option Holder hereby assigns absolutely to Owner all Option Holder’s right, title and interest (present and future) in and to the Delta Amount on the terms of this Agreement.

3.5                                 In relation to the foregoing assignment:

(a)                                  Option Holder hereby confirms that it has delivered, simultaneously with execution of this Agreement, to Lessee a notice in the form set out in Schedule VII; and

(b)                                 Option Holder covenants to procure that Lessee delivers, upon execution of this Agreement, an acknowledgement of such notice in the form set out in Schedule VIII (which Lessee agrees to do).

3.6                                 Owner hereby confirms and agrees that, upon execution and delivery of the notice of assignment and acknowledgement by Option Holder and Lessee respectively, Option Holder shall have made full and final settlement of its obligation to pay the Delta Amount to Owner and shall be fully released from any further liability in respect thereof, and Clause 3.3 shall apply so that Buyer’s obligation to pay Applicable Owner shall be limited to the Required Amount less the Delta Amount.

3.7                                 Lessee hereby acknowledges and agrees that if the Option is exercised by Option Holder within the Option Period, Lessee will release, or will procure the release, of:

(a)                                  the Charterer from the obligation to pay Hire under the Charter (except for any Hire accrued and unpaid); and

(b)                                 the Customer from the obligation to pay Fees under the OSA (except for any Fees accrued and unpaid)

such release to be effective on the Completion Date.

4.                                       Exercise of Option

4.1                                 The Option shall be exercised by Option Holder delivering to Lessee an Option Notice, which shall be irrevocable when given (the date of such notice, the “Option Date”).  The Option Notice shall:

(a)                                  specify the name of Buyer nominated by Option Holder to purchase the Vessel;

(b)                                 specify a time and date at which the Vessel is to be delivered to Buyer (and such date (and time) shall not be earlier than thirty (30) days or later than ninety (90) days after the Option Date); and

(c)                                  specify a port at which the Vessel is to be delivered to Buyer (which may be any port at which the Vessel can safely enter and remain always afloat) (the “Place of Delivery”).

4.2                                 Each of the Parties (other than Option Holder) hereby agrees not to take any step to exercise its respective rights pursuant to the Applicable Agreements so as to prevent or interfere with the sale of the Vessel in accordance with the terms of this Agreement and the Option Notice unless permitted to do so under the QEA, and further agrees that such sale should proceed without further negotiation or amendment to any of the material terms and conditions of this Agreement.

4.3                                 Notwithstanding the respective Parties’ rights and obligations under this Agreement, Applicable Owner hereby agrees that it shall deliver to Buyer the documents listed in Clause 8.2 upon payment by Buyer of the Option Price pursuant to Clause 3.3, irrespective of whether or not Lessee has performed its obligations under Clause 3.2; provided, however, that nothing in this Clause 4.3 shall limit or restrict in any way whatsoever Applicable Owner’s rights against Lessee or Lessee Parent (as the case may be) for any failure or delay by such Parties in the performance of their respective obligations to Option Holder or Buyer under this Agreement.  Further, Applicable Owner hereby acknowledges and agrees that Applicable Owner shall have no recourse against Option Holder, Buyer or the Vessel for any failure or delay by such Parties in the performance of their respective obligations to Option Holder or Buyer under this Agreement.

4.4                                 Each of Option Holder, Buyer and Lessee agree that (a) where the Vessel remains on-Hire at all times under the Charter between the Option Date and the Completion Date, then none of Lessee, Option Holder or Buyer (as the case may be) shall be responsible for any cost and expense associated with placing the Vessel at the Place of Delivery (such cost and expense being incurred by Charterer) and (b) where the Vessel is “off-Hire” at any time under the Charter between the Option Date and the Completion Date, Lessee shall be responsible for any cost and expense associated with placing the Vessel at the Place of Delivery incurred in any period when the Vessel is “off-Hire”.

5.                                       Inspections

Option Holder or (if different) Buyer shall have the right at Option Holder’s or Buyer’s sole expense to inspect the Vessel, the items belonging to it, the Vessel’s log books, and the Vessel’s Classification records at any time after the Option Date upon ***** written notice.  Lessee shall cooperate reasonably with Option Holder and Buyer to enable Option Holder or Buyer to exercise such inspection rights.

6.                                       Notices, Time and Place of Delivery

6.1                                 The Vessel shall be delivered by Lessee to Buyer at the Place of Delivery.  When the Vessel is at the Place of Delivery and in every respect physically ready for delivery in accordance with this Agreement and the Option Notice, Lessee shall give Buyer a Notice of Readiness for delivery.

6.2                                 Buyer shall take over the Vessel at the Place of Delivery within ***** receipt by Buyer of a Notice of Readiness from Lessee (such date the Vessel is taken over by Buyer, the “Completion Date”).

6.3                                 Should the Vessel become an actual, constructive or compromised total loss after the Option Date, but before the delivery of the Vessel by Lessee to Buyer at the Place of Delivery, this Agreement shall terminate with respect to the Vessel.  In such case, neither Option Holder nor (if different) Buyer shall have any obligation or liability under this Agreement with respect to the Vessel and shall not be required to pay the Option Price to Applicable Owner.

6.4                                 Should the Option Price not be paid in accordance with Clause 3.3, each of Lessee and Applicable Owner shall have the right to cancel this Agreement and to claim compensation for its losses and for all expenses incurred together with interest.

6.5                                 Should Applicable Owner or Lessee fail to be ready to validly complete a legal transfer of and to deliver the Vessel in accordance with this Agreement, Lessee shall make compensation to Buyer for its loss and for all expenses together with interest.

7.                                       Spares and Bunkers

7.1                                 Lessee shall deliver the Vessel to Buyer together with everything belonging to her, whether on board, on order, or on shore (including spare parts).  Unused stores and provisions on the Vessel shall be included in the sale and be taken over by the Buyer without extra payment.

7.2                                 Lessee has the right to take ashore crockery, plates, cutlery, linen and other articles bearing Lessee’s flag or name, provided they replace the same with similar unmarked items.

7.3                                 Buyer shall take over the bunkers and unused lubricating oils in storage tanks and sealed drums remaining on board, at no cost to Buyer.  Option Holder or (if different) Buyer shall have the right at its sole expense, as part of their inspection of the Vessel pursuant to Clause 5, to take samples of bunkers and lubricating oils for analysis.

7.4                                 Notwithstanding anything in this Agreement to the contrary, the sale of the Vessel shall not include any hired, leased or other third-party equipment (including without limitation the personal belongings of the Captain, the Officers and Crew).

8.                                       Documentation

8.1                                 Lessee shall deliver to Buyer the following documents (each in such form reasonably acceptable to Buyer) upon payment of the Option Price pursuant to Clause 3:

(a)                                  a certificate from Lessee warranting that the Vessel is free from all encumbrances and maritime liens and other debts and claims whatsoever;

(b)                                 certification issued by the competent authorities of Lessee’s Flag State dated on the Completion Date stating that the Vessel is registered in the name of Applicable Owner and is free from registered encumbrances;

(c)                                  a current certificate of ownership issued by the competent authorities of Lessee’s Flag State;

(d)                                 a certificate of attorney-in-fact of the Lessee, which certifies (i) copies of the incorporation documents of the Lessee and the resolutions of an officer of the Lessee having necessary authority approving the execution, delivery and performance of this Agreement and (ii) the names, signatures and authorisation of the persons executing and delivering the delivery documents for Lessee;

(e)                                  if applicable, certificates of deletion of the Vessel or other official evidence of deletion appropriate to Lessee’s Flag State at the time of delivery, or, in the event that Lessee’s Flag State does not, as a matter of practice, issue such documentation immediately, a written undertaking by Lessee to effect deletion from the ships registry in Lessee’s Flag State forthwith and to furnish a certificate or other official evidence of deletion to Buyer promptly and at the latest within four (4) weeks after delivery of the Vessel pursuant to Clause 6;

(f)                                    classification certificate(s) as well as all plans and related documentation that are on board the Vessel;

(g)                                 other certificates and other technical documentation that are on board the Vessel, unless Lessee or Applicable Owner is required to retain the same, in which case Buyer shall have the right to take copies;

(h)                                 equipment lists and spare parts lists for the Vessel;

(i)                                     copies of the Vessel’s log books;

(j)                                     any additional documents as may be reasonably required by Buyer or the competent authorities for the purpose of transferring title to the Vessel as contemplated by this Agreement or registering the Vessel; and

(k)                                  bills of lading for all cargo on board the Vessel.

8.2                                 Applicable Owner shall deliver to Buyer the following documents (each in such form reasonably acceptable to Buyer) upon payment of the Option Price pursuant to Clause 3:

(a)                                  legal bill of sale of the Vessel executed by Applicable Owner in favour of Buyer duly notarially attested (both as to signature and authorisation) and legalised in Lessee’s Flag State warranting that the Vessel is free from all Owner’s Encumbrances provided that, where a bill of sale has to be in a prescribed form for registration purposes so that the title warranty cannot be changed, the Parties agree that the more limited warranty in this Clause 8.2(a) shall prevail;

(b)                                 a certificate of attorney-in-fact of the Applicable Owner which certifies (i) copies of the incorporation documents of the Applicable Owner and the resolutions of an officer of the Applicable Owner having necessary authority approving the execution, delivery and performance of this Agreement and (ii) the names, signatures and authorisation of the persons executing and delivering the bill of sale and other delivery documents for Applicable Owner; and

(c)                                  any additional documents within Applicable Owner’s power so to deliver as may be reasonably required by Buyer or the competent authorities for the purpose of transferring legal title to the Vessel as contemplated by this Agreement or registering the Vessel.

8.3                                 At the time of delivery of the Vessel, Buyer, Applicable Owner and Lessee shall sign and deliver to each other Protocols of Delivery and Acceptance confirming the date and time of delivery of the Vessel from Lessee and Applicable Owner to Buyer.

8.4                                 At any time up to one hundred and twenty (120) days after delivery to Buyer of all of the documentation specified in Clause 8.1, Buyer may submit to Lessee any questions it may reasonably have regarding the Vessel (an “Additional Request”).  If Buyer delivers an Additional Request to Lessee within such period, Lessee shall respond to such requests as promptly as practicable thereafter.

9.                                       Other Obligations

9.1                                 During the Option Period, each of the Parties (other than the Option Holder) respectively agrees that it shall not:

(a)                                  other than (i) as contemplated by this Agreement, (ii) unless required to do so by applicable law or (iii) as permitted pursuant to the QEA and in compliance with the requirement of Clause 10.6, transfer, assign, sell or convey any title or interest in or to the Vessel; or

(b)                                 create, or permit to be created:

(i)                                     in relation to the Owner, any Owner’s Encumbrance on the Vessel;

(ii)                                  in relation to the Lessee, any Encumbrance on the Vessel other than Permitted Encumbrances; or

(c)                                  agree to any amendment to any Applicable Agreement that could prohibit or otherwise prevent (i) Option Holder (or Buyer) from exercising its rights under this Agreement or (ii) Applicable Owner from transferring all its right, title and interest in the Vessel to Buyer or (iii) Sales Agent from arranging and directing the sale of the Vessel by Applicable Owner to Buyer or (iv) Lessee (or any other authorised Person) from delivering the Vessel to Buyer, in each case, as contemplated by this Agreement and the Option Notice

9.2                                 The Vessel shall be delivered by Lessee to Buyer free of all Encumbrances other than Permitted Encumbrances.  Each of the Parties (other than Option Holder, Security Agent and Second Mortgagee) hereby respectively agrees to indemnify, defend, and hold harmless Option Holder and Buyer from and against any and all Damages arising from the existence of any Encumbrances (however, in relation to Owner, only in respect of Owner’s Encumbrances) (other than Permitted Encumbrances) created by such respective Party and existing at the time of Delivery.

10.                                 Standstill Obligations

10.1                           Each of the Parties (other than Option Holder) respectively undertakes that it shall (promptly upon becoming aware of the same) notify Option Holder in writing of the occurrence of any Enforcement Event, providing reasonable detail in such notice as to the circumstances surrounding such event (the “Enforcement Event Notice”), together with any such other information relating thereto as Option Holder may reasonably require.  The date such Enforcement Event Notice is provided to Option Holder is the “Relevant Date”.

10.2                           Applicable Owner, Security Agent and Second Mortgagee each respectively undertakes that, for the period commencing on the occurrence of any Enforcement Event and ending ***** after the Relevant Date (such period, the “Standstill Period”), it shall not exercise any Enforcement Rights (other than in connection with any proceedings required to protect the rights of the Applicable Owner, Security Agent or Second Mortgagee under the Applicable Agreements in respect of the Vessel where third parties have commenced proceedings against the Vessel or the Lessee);

provided that, if the Enforcement Event relates to a payment default by Lessee under the Lease or the Loan Agreement or a default under the Second Mortgage, all Hire and Fees due and payable under the Charter Documents during the Standstill Period are paid to such account as may be directed from time to time by the Security Agent, Applicable Owner or Second Mortgagee,

and provided further, however, that such undertaking shall not apply where:

(a)                                  there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document; or

(b)                                 Option Holder confirms in writing that it does not intend to exercise its rights to purchase the Vessel pursuant to this Agreement at any time during the Standstill Period; or

(c)                                  the Vessel has become an actual, agreed, arranged or constructive total loss.

10.3                           Each of the Parties (other than Option Holder) hereby respectively acknowledges and agrees that Option Holder shall be permitted to exercise the Purchase Option at any time during the Option Period, including without limitation, at any time when a Standstill Period is in effect.

10.4                           Upon exercise by Option Holder of the Option:

(a)                                  Option Holder undertakes to promptly provide a copy of the Option Notice to each of the other Parties, and to provide any further information relating to the purchase of the Vessel pursuant to this Agreement as such Parties may reasonably require;

(b)                                 Applicable Owner undertakes (promptly, upon written request therefor) to provide to Lessee and Option Holder written confirmation of the Required Amount (if applicable);

(c)                                  Applicable Owner undertakes to cooperate with Option Holder and to do all such things as Option Holder may reasonably request to give effect to this Agreement and to complete the sale and transfer of the Vessel from Applicable Owner to Buyer as contemplated by this Agreement and the Option Notice; and

(d)                                 each of the Parties (other than Option Holder) respectively agrees that it shall not be permitted to exercise any Enforcement Right for a period of ninety five (95) days after the Option Date (other than in connection with any proceedings required to protect the rights of the Applicable Owner or Security Agent or Second Mortgagee under the Applicable Agreements in respect of the Vessel where third parties have commenced proceedings against the Vessel or the Lessee);

provided that, if the Enforcement Event relates to a payment default by Lessee under the Lease or the Loan Agreement or Security Agreement, all Hire and

Fees due and payable under the Charter Documents during such period are paid to such account as may be directed from time to time by Security Agent or Applicable Owner or Second Mortgagee,

and provided, however, that such undertaking shall not apply where:

(i)                                     there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document; or

(ii)                                  the Vessel has become an actual, agreed, arranged or constructive total loss.

10.5                           Upon payment by Option Holder or Buyer to Applicable Owner of an amount equal to the Option Price, Security Agent and Second Mortgagee (and Owner, if applicable) shall promptly take all actions and do all things as may be required by Option Holder or Buyer (at Lessee’s expense) to release any Encumbrance in its favour in relation to the Vessel, whether arising by or pursuant to any Applicable Agreement or otherwise, including, without limitation, the executing and delivery of any additional agreement, document, instrument, notice or anything else that may be required by applicable law in order to effect release of any such Encumbrance.

10.6                           Applicable Owner, Security Agent and Second Mortgagee each acknowledges and agrees that the exercise by it of any Security Right is conditional on the applicable transferee, novatee or assignee (a “Third Party”) first agreeing, in terms acceptable to Option Holder, to acknowledge and be bound by the terms of this Agreement provided, however, that such undertaking shall not apply where there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document or if the Vessel shall be disposed of as a consequence of third parties having commenced proceedings against the Vessel or the Lessee.

10.7                           Upon any Security Rights becoming exercisable by Applicable Owner, Security Agent or Second Mortgagee, it shall provide ***** (or such lesser period as may be permitted under the QEA) prior written notice to Option Holder of its intention to exercise such rights provided, however, that such undertaking shall not apply where there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document.

Such notice shall contain reasonable detail of the action Applicable Owner, Security Agent or Second Mortgagee proposes to take, including (if applicable) the identity of any Third Party to whom the ownership and/or management of the Vessel is to be transferred.

10.8                          If Applicable Owner, Security Agent or Second Mortgagee takes any proceedings required to protect its rights under the Applicable Agreements in respect of the Vessel where third parties have commenced proceedings against the Vessel or the Lessee, as permitted by Clauses 10.2 and 10.4, it shall notify Option Holder in writing of such proceedings as soon as possible after making its decision to take such proceedings.

11.                                 Representations and Warranties

11.1                           As at the date hereof, each of Owner, Lessee and Lessee Parent represent and warrant to Option Holder that:

(a)                                  it is a company duly incorporated and validly existing and in good standing under the laws of England and Wales or Bermuda, as the case may be, and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(b)                                 this Agreement constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Owner, Lessee and Lessee Parent of this Agreement will not contravene any applicable law or regulation or any order of any competent governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over Owner, Lessee or Lessee Parent, as the case may be;

(c)                                  it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Agreement against it or the rights of Option Holder or Buyer under the terms of this Agreement;

(d)                                 this Agreement, its execution and delivery, will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Owner, Lessee or Lessee Parent is a party or its property is bound;

(e)                                  the execution, delivery and performance by Owner, Lessee or Lessee Parent of this Agreement do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect;

(f)                                    no Relevant Event has occurred and is continuing;

(g)                                 the representations and warranties given by Lessee under the Lease were true and correct as to the facts and circumstances existing when given;

(h)                                 each of the agreements provided to Option Holder (as listed in Schedule V) by Lessee are true and correct copies of such agreements, and that none of such agreements have been amended, modified, supplemented or terminated to the date hereof, and that there are no other agreements to which Owner, Lessee, Lessee Parent or any other Relevant Party is a party that could prohibit or otherwise prevent (i) Option Holder (or Buyer) from exercising its rights under this Agreement or (ii) Applicable Owner from transferring all its right, title and interest in the Vessel to Buyer or (iii) Sales Agent from arranging and directing the sale of the Vessel by Applicable Owner to Buyer, in each case, as contemplated by this Agreement and the Option Notice or (iv) Lessee (or any other authorised Person) from delivering the Vessel to Buyer, in each case, as contemplated by this Agreement and the Option Notice;

(i)                                     the organisational chart of the Lessee Group provided to Option Holder by Lessee (as set forth in Schedule VI) on or prior to the date hereof is true and correct as at the date hereof; and

(j)                                     Owner is the legal registered owner of the Vessel.

11.2                           As of the date hereof, Security Agent represents and warrants to Option Holder that it is a company duly incorporated and validly existing and in good standing under the laws of Norway and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same.

11.3                           As of the date hereof, Second Mortgagee represents and warrants to Option Holder that it is a company duly incorporated and validly existing and in good standing under the laws of England and Wales and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same.

11.4                           As at the date of delivery of the Vessel to Buyer, Owner, Lessee and Lessee Parent each represent and warrant that the Vessel, at the time of delivery, is free from all encumbrances, liens, mortgages, third party charters and any other debts whatsoever other than Permitted Encumbrances.

11.5                           As of the date hereof, Option Holder represents and warrants to the other Parties that it is a corporation duly incorporated and validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same.

12.                                 Condition on Delivery

12.1                           The Vessel with everything belonging to it shall be at Lessee’s risk and expense until it is delivered to Buyer pursuant to Clause 6, but subject to the terms and conditions of this Agreement it shall be delivered and taken over as it was at the time of the most recent inspection pursuant to Clause 5, or the Charterer’s inspection prior to the signing of this Agreement, fair wear and tear excepted.

12.2                           However, Lessee shall ensure that the Vessel shall be delivered with its Class maintained without condition/recommendation (excluding any notes in the surveyor’s report which are accepted by the Classification Society), free of average damage affecting the Vessel’s Class, and with its classification certificates and national certificates, as well as all other certificates the Vessel had at the time of the Charterer’s last inspection, valid for at least six (6) months after the Option Date, and unextended without condition/recommendation (excluding any notes in the surveyor’s report which are accepted by the Classification Society) by Class or the relevant authorities at the time of delivery of the Vessel pursuant to Clause 6.

12.3                           Any work or repair ordered by Lessee prior to delivery pursuant to Clause 6, even if performed after delivery, shall be for Lessee’s account.

12.4                           At the time of delivery, Lessee shall demonstrate to Buyer’s representatives that the Vessel is delivered with main engine, auxiliary engines, machinery and all other equipment in good working order and also Lessee shall assist Buyer’s representatives to ensure a smooth delivery of the Vessel.

13.                                 Name/Markings

Buyer shall, as soon as possible following delivery pursuant to Clause 6, remove all marking from the Vessel referring to Lessee or its Affiliates, including Lessee’s and its Affiliates’ logos.

14.                                 Buyer’s Representatives

During the period commencing on the Option Date and ending on the date the Vessel is sold to Buyer, Buyer shall have the right at any time to place two (2) representatives on board the Vessel at Buyer’s sole risk and expense.  Such representatives shall be on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  In addition, such representatives of Buyer shall sign a letter of indemnity and release in a form reasonably acceptable to Lessee and Buyer prior to their embarkation, and shall comply with all of Lessee’s and Lessees Affiliates’ safety, health and other rules and requirements.  Subject to the foregoing, such representatives shall have access to all areas of the Vessel.

15.                                 Lessee Parent Guarantee

15.1                           The Lessee Parent irrevocably and unconditionally:

(a)                                  as principal obligor guarantees to Option Holder and Buyer, the prompt performance by Lessee of all its obligations under this Agreement;

(b)                                 undertakes with Option Holder and Buyer that whenever Lessee does not perform its obligations (including payment obligations) when due under or in connection with this Agreement, the Lessee Parent shall forthwith on demand by Option Holder or Buyer (as the case may be) perform such obligations (including, if applicable, the payment of any monies) instead of Lessee as the principal obligor; and

(c)                                  indemnify each of Option Holder and Buyer on demand against any loss or liability suffered by any of them if any obligation guaranteed by Lessee Parent is or becomes unenforceable, invalid or illegal.

15.2                           This guarantee is a continuing guarantee and will extend to the ultimate performance of all obligations (or payment of all sums payable) by Lessee under this Agreement, regardless of any intermediate discharge (or payment) of such obligations in whole or in part.

15.3

(a)           Where any discharge (whether in respect of the obligations of Lessee or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Lessee Parent under this Clause 15 shall continue as if the discharge or arrangement had not occurred.

(b)           Each of Option Holder and Buyer may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4         The obligations of the Lessee Parent under this Clause 15 shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or Option Holder or Buyer):

(a)           any time or waiver granted to, or composition with, any Person;

(b)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Lessee or any other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)           any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of Lessee or any other Person;

(d)           any variation (however fundamental) or replacement of this Agreement or any other agreement, document or security so that references to this Agreement in this Clause 15 shall include each variation or replacement;

(e)           any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other agreement, document or security, with the intent that the Lessee Parent’s obligations under this Clause 15 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)            any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of Lessee under this Agreement resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Lessee Parent’s obligations under this Clause 15 be construed as if there were no such circumstance.

15.5         Immediate recourse

The Lessee Parent waives any right it may have of first requiring any of Option Holder or Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Lessee Parent under this Clause 15.

16.           Relationship of Parties

16.1         The Parties acknowledge and agree that this Agreement shall control the rights and obligations of the Parties to each other under the Applicable Agreements (and any other agreements entered into between one or more of the Parties after the date hereof) in relation to the transfer of title to the Vessel from Applicable Owner to Buyer as contemplated by this Agreement and the Option Notice, and that in the event of any conflict or inconsistency between any Applicable Agreement (and any such future agreement between the Parties) and this Agreement, the provisions of this Agreement shall control and override any provision to the contrary in any such other agreements.

16.2         The Parties (other than Option Holder) acknowledge and agree that a sale in accordance with the terms of this Agreement is deemed to meet the requirements of clause 9.2.4 of the Proceeds Deed.

16.3         The Owner waives, for the period commencing on the date of this Agreement and ending on the last day of the Option Period, its pre-emption rights contained in clause 9.6 of the Proceeds Deed.

17.           Notices

17.1         Any notice given, or required to be given, by any Party to the other Party hereunder, shall be sent by telex, fax, registered mail, e-mail or registered airmail to the following addresses or to such other addresses as the Parties may respectively from time to time designate by notice in writing:

Option Holder:	Braspetro Oil Services	Lessee:	Golar Spirit UK Limited
Company - Brasoil
		Address:	13th Floor, One America
Address:	Av. República do Chile		Square, 17 Crosswall
	65 - 22nd Floor - Room 2202-B		London EC3N 2LB
Rio de Janeiro - RJ - Brazil
	20031-912	Fax:	(44) 207 063 7901

Fax:	(55) 21 3224 2218	Attention:	Managing Director

Attention:	Marcos Antonio Zacarias

Lessee Parent:	Golar LNG Limited	Second Mortgagee:	Santander Asset Finance PLC

Address:	c/o Golar Management Limited	Address:	Carlton Park
	13th Floor, One America		Narborough
	Square, 17 Crosswall		Leicester LE19 0AL
London EC3N 2LB
		Fax:	0161 953 3517
Fax:	(44) 207 063 7901
		Attention:	Corporate Administration

Attention:	Managing Director	Manager

Security Agent:	Nordea Bank	Buyer:
Norge ASA

Such contact details as Option Holder shall provide to the other Parties, which shall take affect 5 days after such notice and, thereafter, as may be advised by Buyer from time to time as Buyer may designate in writing.

Address:	PO Box 1166
Sentrum
0107 Oslo
Norway

Fax:	0047 2248 6668

Attention:	Shipping Dept

Owner: Sovereign Freeze Limited (to be renamed Golar Freeze Limited)

Address:	c/o Golar Management Limited
13th Floor, One America
Square, 17 Crosswall
London EC3N 2LB

Fax:	(44) 207 063 7901

Attention:	Managing Director

17.2         Any notice required to be given pursuant to this Agreement shall be deemed to be duly received only:

(a)           In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day; and

(b)           In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

17.3         Unless otherwise expressly provided in this Agreement, all notices, approvals and any other communications required to be given by any Party under or in connection with this Agreement shall be in writing and in the English language.

18.           Governing Law

18.1         This Agreement and any non-contractual obligations connected with it shall be governed by the laws of England and Wales.

18.2         Arbitration

(a)           Any dispute, controversy or claim arising out of or in connection with this Agreement (a “Dispute”) shall be finally and (except as expressly provided otherwise in this Clause 18.2) exclusively determined by referral to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (the “LMAA Rules”), as amended, by a panel of three (3) arbitrators who shall be familiar with the maritime industry, fluent in English, familiar with the general principles of English law, and experienced in arbitrations conducted under the LMAA Rules.  Notwithstanding the above provisions, any Party may seek interlocutory relief in equity, if appropriate.  Each Party shall appoint one arbitrator, and the two so appointed shall thereafter appoint the third arbitrator.  Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(b)           In cases where neither the claim nor any counterclaim exceeds the sum of ***** (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(c)           The language of the arbitration shall be English.

(d)           The arbitrators are not authorised to make any decision or award ex aequo et bono but shall apply the governing law chosen by the Parties.  The arbitral panel shall issue its reasoned award in writing, and is authorised to award costs and attorneys’ fees to the prevailing Party as part of its award.

(e)           Any award shall be binding and enforceable against the Parties in any court of competent jurisdiction, and the Parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds set forth in Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(f)            Notwithstanding the foregoing agreement to arbitrate, the Parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration, and in seeking such relief shall not waive the right of arbitration.

(g)           The Parties shall continue to perform this Agreement during arbitration proceedings.

18.3         Notwithstanding that Buyer is not a party to this Agreement, the Parties agree that Buyer (if different from Option Holder) shall (to the full extent permitted by the Contracts (Rights of Third Parties) Act 1999) have the right to enforce the terms and conditions or enjoy the benefit of any term of this Agreement and the Option Notice to the same extent as if it were a party hereto, but that in all other respects any person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999.

19.           Confidentiality

The Parties agree to keep Confidential Information strictly confidential, except in the following cases when the Receiving Party shall be permitted to disclose such information:

(a)           It is already known to the public or becomes available to the public other than through the act or omission of the Receiving Party; or

(b)           It is required to be disclosed under law or pursuant to the rules of any stock exchange on which the shares or other securities of Owner or Security Agent or any related company are listed or to any governmental or regulatory bodies (provided that the receiving Party shall give notice of such required disclosure to the Disclosing Party prior to the disclosure); or

(c)           In filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings; or

(d)           To any of the following persons to the extent necessary for the proper performance of their duties or functions:

(i)            an Affiliate of the Receiving Party;

(ii)           employees, officers, directors and agents of the Receiving Party;

(iii)          professional consultants and advisors, including insurers, underwriters and brokers, retained by the Receiving Party; and

(iv)          financial institutions advising on, providing or considering the provision of financing to the Receiving Party or any Affiliate thereof,

provided that the Receiving Party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorized party or persons.

The provisions of this paragraph shall survive for a period of two (2) years after the termination or expiry of the Charter Documents.

20.           Miscellaneous

20.1         This Agreement constitutes the entire agreement between the Parties bound hereby and supersedes and replaces all other written or oral negotiations, representations, warranties, agreements and undertakings made or entered into by or between the Parties with respect to the subject matter herein prior to the date hereof.

20.2         If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.3         No failure or delay by any Party in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.4         This Agreement may only be amended by written instrument signed by all Parties.

20.5         This Agreement may be executed in counterpart, and this has the same effect as if the signatures on each counterpart were on a single copy hereof.

20.6         Security Agent confirms that it has been duly authorised to execute this Agreement on behalf of the Banks and that its execution conforms with the Loan Agreement and, without limitation, the agency provisions described therein.  Security Agent shall notify Option Holder immediately if it is no longer authorised to act as security agent of the Banks and of the identity of its successor.  Security Agent acknowledges that it is a condition of this Agreement that each successor of Security Agent agrees to be bound by the terms of this Agreement.

20.7         Option Holder may assign, novate or transfer any of its rights or obligations under this agreement to any 100% owned subsidiary of Petróleo Brasileiro S.A. without the consent of any other Party. Option Holder hereby further agrees to provide prior written notice of (a) any assignment of its rights under this Agreement or (b) its intention to novate or transfer its rights or obligations under this Agreement, in each case, to the other Parties.  Where Option Holder decides to assign, novate or transfer the Option, Option Holder agrees to indemnify each of the other Parties against their reasonable costs incurred in relation to the entering into of any novation agreement or other documentation required in relation to such assignment, novation or transfer, upon production of an invoice (such invoice to include a reasonable description of the work performed).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as a deed on the date first above written.

Executed as a Deed by		Executed as a Deed by
Santander Asset Finance PLC		Golar Spirit UK Ltd.

By:	/s/Geoff Faulkner	By:	/s/ Frank Tierizo

Name: Geoff Faulkner		Name: Frank Tierizo
Title: Attorney in fact		Title: Attorney in fact
Date: 22 December 2010		Date: 22 December 2010
Witnessed by:		Witnessed by:

/s/Amy Lindemann		/s/Lauren Cable

Name: Amy Lindemann		Name: Lauren Cable
Title: Solicitor		Title: Corporate Administrator
Date: 22 December 2010		Date: 22 December 2010

Executed as a Deed by
Nordea Bank Norge ASA

By:	/s/ Richard Milestone

Title: Richard Milestone
Date: 22 December 2010
Witnessed by:

/s/ Frances Steel

Name: Frances Steel
Title: Solicitor
Date: 22 December 2010

EXECUTED and DELIVERED )
as a DEED )
by its Director )
for and on behalf of )
Braspetro Oil Services Company - Brasoil )
in the presence of: )		/s/ Antonio Enuardo Costa Melak
Director

Witness	/s/ Juarez Vaz Wassersten

Name: Juarez Vaz Wassersten

Address: Av. Republica de Chile 65-22 Andar-
Sala 2202B CEP: 20031-912-Centro-Rio De
Janeiro-RJ-Brazil

Occupation: Corporate Finance

Witness	/s/Marcelo Almeida De Pinho

Name: Marcelo Almeida De Pinho

Address: Av. Republica de Chile 65-22 Andar-
Sala 2202B CEP: 20031-912-Centro-Rio De
Janeiro-RJ-Brazil

Occupation: Corporate Finance

EXECUTED and DELIVERED )
as a DEED )
by its duly authorised attorney-in-fact )
for and on behalf of )
Golar LNG Limited )

in the presence of:	)	/s/ Frank Tierizo
Attorney-in-fact

Witness	/s/ Lauren Cable

Name: Lauren Cable

Address: One America Square, 17 Crosswall,
London EC3N 2LB

Occupation: Corporate Administrator/PA

EXECUTED and DELIVERED	)
as a DEED	)
by its duly authorised attorney-in-fact	)
for and on behalf of	)
Golar Freeze Limited	)
in the presence of:	)	/s/ Frank Tierizo
Attorney-in-fact

Witness	/s/ Lauren Cable

Name: Lauren Cable

Address: One America Square, 17 Crosswall,
London EC3N 2LB

Occupation: Corporate Administrator/PA

SCHEDULE I

DESCRIPTION OF VESSEL

Name(s):                GOLAR SPIRIT

Classification Society/Class:      Bureau Veritas - •1A1 Tanker for Liquefied Gas EO

Built:      1981

By:          Kawasaki Japan

Flag:       Marshall Islands

Call sign: V7HA4

Grt/Nrt: 106577/31974

IMO Number: 7373327

SCHEDULE II

FORM OF OPTION NOTICE

[Date]

Golar Spirit UK Ltd.

13th Floor

One America Square

13 Crosswall

London

EC3N 2LB

United Kingdom

cc:           Golar Freeze Limited

Nordea Bank Norge ASA

Santander Asset Finance PLC

Re:          Option Notice for m.v. “GOLAR SPIRIT”

Dear Sir or Madam:

We hereby notify you that Option Holder hereby exercises the Option pursuant to the Option Agreement dated            2010, to purchase, assume and take title to the Vessel, as more fully described in the Option Agreement.  [NAME] has been nominated as Buyer by Option Holder to consummate the sale of the Vessel.

Lessee is hereby instructed to (i) procure that the Applicable Owner delivers the Vessel to Buyer at [PLACE] no later than [TIME and DATE] and (ii) notify Buyer within five (5) days of the account in Applicable Owner’s name into which the Option Price is to be deposited.  If Lessee fails to provide such account details, the Option Price shall be paid into the following account:

Name:                     Lessor Proceeds Account - Dollars

Account:               [•]

Bank:                      Nordea Bank Finland Plc

8th Floor

City Place House

55 Basinghall Street

London EC2V 5NB

Sort Code:             *****

When written notices are required to be given by Lessee to Buyer, such notices shall be sent by Lessee to the following address, with copies to Option Holder using the addresses set forth in the Option Agreement:

All capitalised terms used herein shall have the meaning ascribed thereto in the Option Agreement.  This Option Notice shall be subject to the provisions of the Option Agreement, including without limitation Clauses 18 and 19.

Sincerely,

Braspetro Oil Services Company - Brasoil

SCHEDULE III

OPTION PRICE

Option Price on the following anniversary of Delivery Date	Amount (US$)
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****

SCHEDULE IV

PROTOCOL OF DELIVERY AND ACCEPTANCE

MV “GOLAR SPIRIT”

Dated: [                             ]

Vessel: Marshall Islands registered mv “Golar Spirit” (the “Vessel”).

Built: 1981 by Kawasaki, Japan

IMO Number: 7373327

Handover of the Vessel from Golar Freeze Limited (the “Seller”) to [insert Buyer’s name] of [insert location] (the “Buyer”).

This protocol hereby certifies that at [insert place] on [insert date] at [insert time] the title to the above Vessel was transferred by the Seller to the Buyer in accordance with the terms and conditions of an Option Agreement entered into between, among others, the Seller and Braspetro Oil Services Company — Brasoil as option holder, dated [insert date].

The Vessel with everything belonging to her on board and on shore is from the above date and time entirely at the risk and expense of the Buyer, who has accepted the Vessel in accordance with the terms of the Option Agreement.

For and on behalf of
Golar Freeze Limited

[insert name]
[Director/Company Secretary]

For and on behalf of
[insert Buyer]

[insert name]
[Director/Company Secretary]

SCHEDULE V

TRANSACTION DOCUMENTS

	Document	Parties	Date
1.	Lease Agreement	(1) Sovereign Spirit Limited (2) Golar Gas Holding Company, Inc.	8 April 2003

2.	Supplemental Letter to Lease Agreement

(1) Sovereign Spirit Limited

(2) Golar Gas Holding Company, Inc.

(3) Golar Spirit UK Ltd

(4) Golar LNG Limited

(5) Golar Management (UK) Limited

(6) LNG Shipping Co.

(7) LNG Shipping Co. Shareholder

(8) Alliance & Leicester Commercial Finance plc

31 March 2005

3.	Lease Novation Agreement	(1) Sovereign Spirit Limited (2) Golar Gas Holding Company, Inc. (3) Golar Spirit UK Ltd (4) Golar LNG Limited	29 March 2006

4.	Supplemental Agreement to Lease Agreement	(1) Sovereign Spirit Limited (2) Golar Spirit UK Limited (3) Golar Gas Holding Company, Inc. (4) Golar LNG Limited (5) Alliance & Leicester PLC	27 June 2008

5.	Supplemental Agreement to Lease Agreement

(1) Sovereign Spirit Limited

(2) Golar Spirit UK Limited

(3) Golar LNG Limited

(4) Golar LNG Partners L.P.

(5) Golar Partners Operating LLC

(6) Alliance & Leicester Commercial Finance PLC

(7) LNG Holding Company Ltd.

12 November 2008

6.	Supplemental Letter to Lease Agreement	(1) Sovereign Spirit Limited (2) Golar Spirit UK Ltd (3) Golar Gas Holding Company, Inc. (4) Alliance & Leicester Commercial Finance PLC (5) Alliance & Leicester PLC	9 November 2009

7.	Assignment and Assumption Agreement

(1) Sovereign Spirit Limited

(2) Sovereign Freeze Limited

(3) Golar Spirit UK Limited

(4) Golar Gas Holding Company, Inc.

(5) Golar LNG Limited

(6) LNG Holding Company Ltd.

(7) Alliance & Leicester Commercial Finance PLC

(8) Santander UK PLC

(9) A&L CF June (3) Limited

16 August 2010

8.	Facility Agreement

(1) Golar LNG Partners L.P. as borrower

(2) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Bank SA/NV UK Branch, Lloyds TSB Bank plc as banks

(3) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Bank SA/NV UK Branch, Lloyds TSB Bank plc as lead arrangers

(4) Nordea Bank Finland plc, DnB NOR Bank ASA, Citibank, N.A., Fortis Bank SA/NV UK Branch, Lloyds TSB Bank plc as swap banks

(5) Nordea Bank Norge ASA as Facility Agent

(6) Nordea Bank Norge ASA as Security Agent

(7) Citigroup Global Markets Limited as book runner

29 September 2008

9.	Side Letter to Facility Agreement	(1) Golar LNG Partners L.P. (2) Golar LNG Limited (3) Nordea Bank Norge ASA	12 November 2008

10.	Side Letter to Facility Agreement	(1) Golar LNG Partners L.P. (2) Golar LNG Limited (3) Nordea Bank Norge ASA	9 November 2009

11.	First Supplemental Deed to Facility Agreement

(1) Golar LNG Partners L.P. as borrower

(2) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Bank SA/NV UK Branch, Lloyds TSB Bank plc as banks

(3) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Bank, UK Branch, Lloyds TSB Bank plc as lead arrangers

(4) Nordea Bank Finland plc, DnB NOR Bank ASA, Citibank, N.A., Fortis Bank SA/NV UK Branch, Lloyds TSB Bank plc as swap banks

(5) Nordea Bank Norge ASA as Facility Agent

(6) Nordea Bank Norge ASA as Security Agent

(7) Citigroup Global Markets Limited as book runner

(8) Golar LNG Limited, Golar Spirit UK Ltd, Golar LNG 2215 Corporation, Golar 2215 UK Ltd as guarantors

16 July 2010

12.	Second Supplemental Deed to Facility Agreement	(1) Golar LNG Partners L.P. as borrower (2) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, BNP Paribas, Lloyds TSB Bank plc as banks (3) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, BNP Paribas, Lloyds TSB Bank plc as lead arrangers	2010

(4) Nordea Bank Finland plc, DnB NOR Bank ASA, Citibank, N.A., BNP Paribas, Lloyds TSB Bank plc as swap banks

(5) Nordea Bank Norge ASA as Facility Agent

(6) Nordea Bank Norge ASA as Security Agent

(7) Nordea Bank Finland plc, London branch

13.	Security Agreement

(1) Sovereign Freeze Limited

(2) Sovereign Gimi Limited

(3) Sovereign Hilli Limited

(4) Sovereign Khannur Limited

(5) Golar Gas Holding Company, Inc.

(6) Golar Freeze UK Ltd

(7) Golar LNG Limited

(8) Santander Asset Finance PLC

			19 October 2010

14.	Side Letter to Security Agreement	(1) Sovereign Freeze Limited (2) Golar Gimi Limited (3) Golar Hilli Limited (4) Golar Khannur Limited (5) Golar Gas Holding Company, Inc. (6) Golar Freeze UK Ltd (7) Golar LNG Limited (8) Santander Asset Finance PLC	2010

SCHEDULE VI

LESSEE GROUP

SCHEDULE VII

NOTICE OF ASSIGNMENT

To:          Golar Spirit UK Ltd

13th Floor

One America Square

17 Crosswall

London

EC3N 2LB

Date:          2010

Dear Sirs

Option Agreement dated [•] 2010 (the “Option Agreement”)

We refer to the Option Agreement.  Words and expressions defined in the Option Agreement have the same meanings when used in this Notice.

We hereby give you notice that pursuant to Clause 3.4 of the Option Agreement we have assigned absolutely to the Owner all our right, title and interest (present and future) in and to the Delta Amount.

Please note the following:

1              We irrevocably and unconditionally authorise and instruct you to pay the full amount of any sums forming part of the Delta Amount to the Owner’s account notified pursuant to Clause 3.3 of the Option Agreement.

2              Every right, power, option and discretion and the right to grant any consent, approval, waiver or confirmation vested in ourselves under the Option Agreement and relating to the Delta Amount shall be exercisable only by the Owner to the exclusion of all other parties.

3              The authority and instructions contained in this letter cannot be revoked or varied by us without the written consent of the Owner.

Please sign and return the enclosed acknowledgement of this Notice of Assignment to the Owner.

This Notice of Assignment is governed by English Law.

Yours faithfully,

For and on behalf of
BRASPETRO OIL SERVICES COMPANY - BRASOIL

SCHEDULE VIII

ACKNOWLEDGEMENT

From :     Golar Spirit UK Ltd

13th Floor

One America Square

17 Crosswall

London

EC3N 2LB

To:          Golar Freeze Limited

cc:           Braspetro Oil Services Company - Brasoil

Date:          2010

Dear Sirs

Option Agreement dated                            2010

We refer to a letter of even date herewith (the “Notice of Assignment”) from Braspetro Oil Services Company — Brasoil to us notifying us of the assignment of the Delta Amount therein specified (the “Assignment”).

We confirm that:

1              we consent to the Assignment and we note the terms of the Notice of Assignment;

2              we are not aware of any other assignment of, or other Encumbrance (as defined in the Option Agreement) in respect of, the Delta Amount; and

3              we shall remain obliged (in accordance with the terms of the Option Agreement) to make payment of any sums forming part of the Delta Amount.

This letter is governed by English law.

Yours faithfully,

For and on behalf of
Golar Spirit UK Ltd